UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 Braintech, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    105022206
                       ------------------------------------
                                 (CUSIP Number)

                                 August 12, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     |X|   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                               Page 1 of 5 pages

CUSIP No. 105022206

--------------------------------------------------------------------------------
1.   Name of Reporting Person.
     I.R.S. Identification No. of Above Persons (Entities Only).

     Adil Shafi
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                               (b) [ ]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States of America
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                     5.    Sole Voting Power

                           3,000,000
      Number of      -----------------------------------------------------------
       Shares        6.    Shared Voting Power
    Beneficially
      Owned by             -0-
        Each         -----------------------------------------------------------
     Reporting       7.    Sole Dispositive Power
    Person With:
                           3,000,000
                     -----------------------------------------------------------
                     8.    Shared Dispositive Power

                           -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,000,000
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     6.1%(1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person

     IN
--------------------------------------------------------------------------------

(1) Based on 48,797,335 shares of common stock outstanding as of August 18, 2008.


                               Page 2 of 5 pages

Item 1(a):    Name of Issuer.
              Braintech, Inc.

Item 1(b):    Address of Issuer's Principal Executive Offices.

              #102 - 930 West 1st Street
              North Vancouver, B.C. Canada
              V7P 3N4

Item 2(a):    Name of Person Filing.

              This statement is filed by Adil Shafi (the "Reporting Person").

Item 2(b):    Address of Principal Business Office or, if none, Residence.

              7517 Radcliffe
              Brighton, Michigan 48114

Item 2(c):    Citizenship.

              Adil Shafi is a citizen of the United States.

Item 2(d):    Title of Class of Securities.

              Common Stock,  $.001 par value

Item 2(e):    CUSIP Number.

              105022206

Item 3: If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              Not Applicable

Item 4:       Ownership.

              Ownership is incorporated herein by reference from Items (5) - (9) and (11) of the cover page for the Reporting Person.

              The percent of class was calculated based on a figure of 48,797,335 outstanding shares of common stock as of August 18, 2008, according to a Form 10-Q filed by the Issuer on August 19, 2008.

Item 5:       Ownership of Five Percent or Less of a Class.

              Not Applicable


                               Page 3 of 5 pages

Item 6:       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              Not Applicable

Item 8:       Identification and Classification of Members of the Group.

              Not Applicable

Item 9:       Notice of Dissolution of Group.

              Not Applicable

Item 10:      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                           Date:  August 22, 2008



                                           /s/ Adil Shafi
                                           -------------------------------------
                                           Adil Shafi




                               Page 5 of 5 pages